Exhibit 4.1.2

SUPPLEMENTAL INDENTURE NO. 1

                THIS SUPPLEMENTAL INDENTURE NO. 1, dated as of December ___, 2003 (this “Supplement”), among JPMORGAN CHASE BANK, a New York banking corporation (the “Indenture Trustee”), K-SEA TRANSPORTATION PARTNERS L.P., a Delaware limited partnership (“K-Sea LP”), and K-SEA OPERATING PARTNERSHIP L.P., a Delaware limited partnership (“K-Sea OLP”).

RECITALS

                WHEREAS:

                A.            K-Sea Transportation LLC, a Delaware limited liability company (“K-Sea LLC”), EW Holding Corp., a New York corporation (“EW Holding”), and the Indenture Trustee are parties to that certain Trust Indenture, dated as of June 7, 2002 (the “Indenture”);

                B.            As set forth in the Recital to the Indenture, K-Sea LLC and EW Holding have previously authorized the issuance of obligations designated “United States Government Guaranteed Ship Financing Obligations, K-Sea Series 2002-1, 2002-2, 2002-3 and 2002-4” (the “Original Obligations”) in an aggregate principal amount of Forty Million Four Hundred Forty-One Thousand United States Dollars ($40,441,000) (generally referred to as the “Title XI Financing”), guaranteed by the United States of America (the “United States”), represented by the Secretary of Transportation, acting by and through the Maritime Administrator (the “Secretary”), to finance a portion of the cost of construction of DBL 101 (O.N. 1119760), DBL 81 (O.N. 1132231), DBL 82 (O.N. 1137538), and Hull No. 422, to be known as DBL 102 (the “Vessels” and each, a “Vessel”);

                C.            With the Secretary’s consent and in connection with the initial public offering of common units representing limited partner interests in K-Sea LP on the date hereof and all transactions and agreements contemplated or incidental thereto, including the execution of the Contribution, Conveyance and Assumption Agreement dated as of the date hereof (the “Contribution Agreement”) by and among K-Sea LLC, EW Holding, K-Sea Acquisition Corp., a Delaware corporation (“K-Sea Acquisition”), and K-Sea Transportation Corp., a New York corporation (“K-Sea Transportation”, and collectively with K-Sea LLC, EW Holding, and K-Sea Acquisition, the “Original K-Sea Entities”), K-Sea Investors L.P., a Delaware limited partnership, K-Sea LP and K-Sea OLP and the performance of the terms and transactions set forth in the Contribution Agreement (collectively, the “MLP

Transaction”), by assumption, merger and operation of law K-Sea LP and K-Sea OLP simultaneously herewith have succeeded to substantially all of the interests and obligations of the Original K-Sea Entities, including, without limitation, the Original Obligations, the documents and instruments referenced in the Secretary’s action dated December __, 2003 by the Secretary with respect to the MLP Transaction (the “Secretary’s Consent”), and the Vessels;

                D.            In accordance with the terms of Section 10.01 of the Indenture, the parties hereto wish to effect the execution and delivery of this Supplement and the surrender and cancellation of the Original Obligations in exchange for new Obligations for which K-Sea LP and K-Sea OLP are the obligors (the “Obligations”); and

                E.             The Indenture Trustee, K-Sea LP and K-Sea OLP wish to amend and supplement the Indenture in order to reflect the transactions described above and to obtain the consent of the United States, acting by and through the Secretary (as required by the terms of Article X of the Indenture) to such transactions.

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, and of other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I.           Assumption and Consent

                SECTION 1.  Assumption of Indenture.  In accordance with the terms of Articles VIII and X of the Indenture, each of K-Sea LP and K-Sea OLP, jointly and severally, hereby expressly assumes all of the respective former, present and future obligations, duties, right, title and interest of K-Sea LLC and EW Holding in and to the Indenture, as amended and supplemented hereby, together with all documents and instruments evidencing any such obligations, duties, right, title and interest thereto, and each of K-Sea LP and K-Sea OLP expressly agrees, jointly and severally, specifically to perform all of the respective agreements and obligations of K-Sea LLC and EW Holding under the Indenture, as amended and supplemented hereby.  For the avoidance of doubt, pursuant to Section 8.01(a)(1) of the Indenture, each of K-Sea LP and K-Sea OLP expressly assumes and agrees to perform all of the obligations of K-Sea LLC and EW Holding with respect to the payment of the principal and interest (and premiums, if any) of the Outstanding Obligations, as determined by the Secretary and set forth below, relating to the Vessels and expressly assumes the duties of K-Sea LLC and EW Holding under the Indenture.

                SECTION 2.  Secretary’s Consent.  The United States, acting through the Secretary, (i) having by the Secretary’s Consent acknowledged, consented and agreed to the MLP Transaction, (ii) having by the Secretary’s Consent acknowledged, consented and agreed that K-Sea LP and K-Sea OLP and their direct and indirect subsidiaries, together with each of the Original K-Sea Entities, may enter into such documents, agreements or instruments that are reasonably related to the MLP Transaction, and (iii) having granted all consents necessary to be obtained under the Title XI Financing, including without limitation, the Secretary’s consent as required under Section 10.05 of the Indenture, hereby (a) releases each of K-Sea LLC and EW Holding from the Indenture, and (b) agrees that from and after the date hereof the Indenture shall be supplemented in all respects by this Supplement.

ARTICLE II.         Cancellation and Reissuance of Obligations

                SECTION 1.  Discharge, Release, Surrender and Cancellation of Original Obligations.  In accordance with the terms of Section 8.01(b) of the Indenture, the parties hereto expressly discharge and release K-Sea LLC and EW Holding from any and all obligations relating to the Original Obligations.  Concurrently with the insurance and delivery of the Obligations pursuant to Section 2 below, the Indenture Trustee shall cancel the Original Obligations issued by K-Sea LLC and EW Holding and currently held by the Indenture Trustee for the benefit of the Obligees.

                SECTION 2.  Issuance of Obligations.

(a)           As set forth in the Secretary’s Consent and in accordance with Section 8.01 of the Indenture, concurrently with the execution and delivery of this Supplement each of K-Sea LP and K-Sea OLP shall, jointly and severally, in exchange for the Original Obligations, execute and issue Obligations of the same Series, in the same principal amounts and payable to the same Person(s) as the Original Obligations.  As set forth in the Secretary’s Consent and in accordance with Article I of the Authorization Agreement, the Indenture Trustee shall (1) cause the Guarantees of the Secretary, the facsimile signature of the Maritime Administrator or the Acting Maritime Administrator, and the facsimile seal of the U.S. Department of Transportation to be imprinted upon each of the Obligations issued in accordance with the terms hereof and Article II and Article III of the Indenture, and (2) authenticate and deliver such Obligations, in exchange for the Original Obligations surrendered and cancelled, in the name of the successor partnerships, K-Sea LP and K-Sea OLP, jointly and severally.

ARTICLE III.        Amendments

                The Indenture hereby is amended as follows:

SECTION 1.  Rules of Interpretation and Definitions.

(a)           For all purposes of this Supplement and the Indenture as supplemented hereby, unless otherwise expressly provided or unless the context otherwise requires, the terms used herein and defined in Schedule A to this Supplement or by reference therein to other instruments shall have the respective meanings stated in said Schedule A or such other instruments.

(b)           All references to the Indenture contained in any documents delivered under or pursuant to the Indenture, including without limitation Schedule A to the Indenture, shall be construed as references to the Indenture as supplemented and amended by the terms of this Supplement, as it may be further amended, modified or supplemented from time to time.

                (c)           All references in the General Provisions to the Indenture to “Shipowner”, “Shipowner’s”, “EW Holding” or “K-Sea” shall be deemed to mean K-Sea LP and K-Sea OLP, jointly and severally, as joint and several successors in interest by merger and operation of law to K-Sea LLC and EW Holding, provided, however, where the context refers to the Shipowner solely in its capacity as shipowner of any Vessel, such reference shall be deemed to mean and refer to K-Sea OLP alone.

                SECTION 2.  Representations and Warranties.  K-Sea LP and K-Sea OLP make the representations and warranties made by K-Sea LLC and EW Holding set forth in the Indenture.

                SECTION 3.  Additions, Deletions and Amendments to the General Provisions of the Indenture.

                The following additions, deletions and amendments are hereby made to Exhibit 1 to the Indenture:

(a)           Concerning Notices.  Subject to the provisions of Section 13.01 of Exhibit 1 to the Indenture, any notice, request, demand, direction, consent, waiver, approval or other communication to be given to a party hereto or the Secretary shall be deemed to have been sufficiently given or made when addressed to:

The Indenture Trustee as:

JPMorgan Chase Bank
4 New York Plaza, 15th Floor

New York, New York 10004

Attention: Institutional Trust Services

K-Sea LP and K-Sea OLP as:

K-Sea Transportation Partners L.P.
K-Sea Operating Partnership L.P.
Attn.: Chief Financial Officer
3245 Richmond Terrace
Staten Island, NY 10303

The Secretary as:

SECRETARY OF TRANSPORTATION
c/o Maritime Administrator
Department of Transportation
400 Seventh Street, SW
Washington, D.C. 20590

                (b)           Concerning Schedule A.  Schedule A to the Indenture is hereby amended by deleting it in its entirety and substituting the attached Schedule A therefor.

ARTICLE IV.        Miscellaneous

SECTION 1.  Rules of Interpretation and Definitions.  For all purposes of this Supplement, unless otherwise expressly provided or unless the context otherwise requires, all references herein to Articles, Sections or other subdivisions, unless otherwise specified, refer to the corresponding Articles, Sections and other subdivisions of the Indenture.  Unless otherwise expressly provided herein, all capitalized terms used herein shall have the meaning specified thereto in the attached Schedule A.

SECTION 2.  Concerning Parties.  K-Sea LP and K-Sea OLP are hereby made parties to the Indenture for all purposes of the obligations, duties, right, title and interest set forth therein with the same effect as if K-Sea LP and K-Sea OLP had been named therein.

SECTION 3.  Continuation in Effect.  Except as added, deleted or amended by this Supplement, all of the provisions of the Indenture shall otherwise remain in full force and effect.

SECTION 4.  GOVERNING LAW.  THIS SUPPLEMENT AND EACH OBLIGATION SHALL BE CONSTRUED, ENFORCED, AND GOVERNED BY THE LAWS OF THE UNITED STATES OF AMERICA, BUT TO THE EXTENT THEY ARE INAPPLICABLE, THEN BY THE LAWS OF THE STATE OF NEW YORK OF THE UNITED STATES OF AMERICA WITHOUT REGARD TO ITS

CONFLICT OF LAWS PROVISIONS (OTHER THAN SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

SECTION 5.  Execution of Counterparts.  This Supplement may be executed in any number of counterparts.  All such counterparts shall be deemed to be originals, and shall constitute but one and the same instrument.

SECTION 6.  Trustee Not Responsible.  The Indenture Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplement or for or in respect of the recitals contained herein, all of which are made solely by K-Sea LP and K-Sea OLP.

[signatures on next page]

IN WITNESS WHEREOF, this Supplemental Indenture No. 1 has been executed by the parties hereto as of the day and year first above written.

K-SEA TRANSPORTATION PARTNERS L.P., by its
general partner K-Sea General Partner L.P., by its general
partner K-Sea General Partner GP LLC

BY:
Name:
Title:

K-SEA OPERATING PARTNERSHIP L.P., by its general
partner K-Sea OLP GP, LLC

BY:
Name:
Title:

JPMORGAN CHASE BANK,
as Indenture Trustee

BY:
Name:
Title:

CONSENTED AND AGREED TO BY:

UNITED STATES OF AMERICA,

Secretary of Transportation

Maritime Administrator

By:
	Title:	Secretary
Maritime Administration